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EXHIBIT 10.i. Directors Deferred Compensation Plan


                                 JOSTENS, INC.

                     DIRECTORS' DEFERRED COMPENSATION PLAN


SECTION 1.  DEFINITIONS.

The following words and terms shall have the indicated meanings wherever they appear in the Plan:

1.1. "Board of Directors", "Directors" or "Director" shall mean, respectively, the Board of Directors, the Directors or a Director of the Company.

1.2. "Committee" shall mean the Compensation Committee of the Board of Directors.

1.3.  "Company" shall mean Jostens, Inc.

1.4. "Compensation" shall mean compensation otherwise payable to a Participant in cash for services as an "independent" (i.e., non-employee) Director, including, without limitation, retainer fees for service on the Board and Board committees and fees for attendance at regular or special meetings of the Board and Board committees, but does not include travel expense allowances or other expense reimbursement.

1.5. "Deferred Cash Account," "Deferred Shares Account" or "Account" shall mean the separate account established under the Plan for each Participant, as described in Sections 4.2 or 4.3 hereof.

1.6. "Market Price" shall mean the closing sale price for Shares on a specified date or, if Shares were not then traded, on the most recent prior date when Shares were traded, all as is quoted in The Wall Street Journal reports of New York Stock Exchange - Composite Transactions.

1.7. "Notice Form" shall mean the form attached hereto and marked as Exhibit A or any other document which incorporates information substantially similar to Exhibit A.

1.8. "Participant" shall mean each Director who participates in the Plan in accordance with its terms and conditions.

1.9. "Plan" shall mean the Jostens, Inc. Directors' Deferred Compensation Plan as set forth herein, or as it may be amended from time to time by the Board of Directors.

1.10. "Secretary" shall mean the Secretary of the Company who shall have responsibility for those functions assigned under the Plan.
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1.11. "Shares" shall mean shares of common stock of the Company, $.33-1/3 par value, or such other class or kind of shares or other securities as may be applicable pursuant to Section 4.3(c) hereof.

SECTION 2.  PARTICIPATION.

2.1. Each Director is eligible to participate in the Plan so long as such Director is "independent" (i.e., is not an employee of the Company or any of its subsidiaries or affiliates).

2.2. (a) A Director may elect to receive Compensation currently in the form of cash or Shares or to defer Compensation into a Deferred Cash Account or a Deferred Shares Account pursuant to the Plan by giving a properly completed Notice Form to the Secretary. The effective date for his or her election shall be the first day of the calendar quarter that follows by at least six months the Secretary's receipt of the Notice Form; provided, however, that (i) in conjunction with the adoption of the Plan, a Director may make such an election pursuant to the Plan effective as of January 1, 1995 by giving a properly completed Notice Form to the Secretary on or before December 31, 1994, and (ii) upon becoming a Director during a calendar quarter, the Director may make such an election pursuant to the Plan as of the effective date of his or her election or appointment as a Director by giving a properly completed Notice Form to the Secretary within ten (10) days after such date. Such election shall remain in effect until the termination of the Participant's services as a Director, or he or she provides a subsequent properly completed Notice Form to the Secretary requesting the termination or the modification of such election.

      (b) Except as provided in Section 2.2(e) hereof, a Participant may modify his or her election pursuant to the Plan effective as of the first day of a calendar quarter that follows by at least six months the Secretary's receipt of a properly completed Notice Form.

      (c) A Participant may terminate his or her election effective as of the first day of the calendar quarter that follows by at least six months the Secretary's receipt of a properly completed Notice Form.

      (d) A Participant may designate a beneficiary and may thereafter change his or her beneficiary at any time by providing a properly completed Notice Form to the Secretary. To be effective, a beneficiary designation must have been received by the Secretary prior to the Participant's death.

      (e) The Notice Form containing an initial deferral election must specify the method of distribution of amounts payable pursuant to the Plan in accordance with Section 5 hereof, and such election regarding the method of distribution
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      shall apply to all Compensation deferred under the Plan and earnings thereon.

      (f) Each Participant in the Plan shall have a one-time opportunity to elect to transfer to such Participant's Deferred Shares Account all or a portion of the existing deferred compensation balances attributable to such Participant under the Company's Deferred Compensation Plan for Non-Employee Directors, as amended effective October 30, 1985 (the "Prior Plan") as well as amounts deferred under the Prior Plan but not yet credited to the Participant's account thereunder. Such transfers will be effective on January 1, 1995 and, if made with respect to less than all of such existing balance, must be made in 25% increments. Notice of such election must be in writing and must be received by the Secretary on or before December 31, 1994.

      (g) To the extent that a Participant does not elect to have amounts deferred under the Prior Plan transferred to the Participant's Deferred Shares Account under the Plan as provided in Section 2.2(f) above, such deferred amounts under the Prior Plan shall, as of January 1, 1995, be transferred automatically to such Participant's Deferred Cash Account under the Plan. To the extent that the method and time of distribution of amounts deferred under the Prior Plan differ from the method and time of distribution of amounts deferred under the Plan, a subaccount shall be established on behalf of such Participant under the Deferred Cash Account, and such subaccount balance shall be distributed at the time and in accordance with the method described in the Prior Plan as in effect as of December 31, 1994. Following December 31, 1994, no further amounts may be deferred pursuant to the Prior Plan, which shall terminate as of such date.

      (h) An election pursuant to the Plan shall be irrevocable as of the latest date by which it must be made to be effective.

2.3. To the extent that a Participant does not elect either to defer Compensation in accordance with Section 4 hereof or to receive Compensation currently in the form of Shares in accordance with Section 3 hereof, such Participant will be deemed to have elected to receive such Compensation currently in the form of cash on the first day following the end of each calendar quarter to which such Compensation relates.

SECTION 3.  CURRENT ELECTION.

3.1. A Participant may elect on a properly completed Notice Form that all (but not less than all) of such Participant's Compensation be paid currently in the form of cash or Shares. The Participant's Notice Form must specify the portions of such Compensation to be paid in cash and Shares (provided that
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allocations between cash and Shares may only be made in increments of 25%).

3.2. In connection with such an election, Compensation that would otherwise be paid to a Participant in cash at the end of a calendar quarter shall instead be deposited as of the first day after the end of such calendar quarter into an account established on behalf of such Participant in the Company's dividend reinvestment plan. Following such deposit, Shares shall be purchased on behalf of such Participant, and dividends with respect to such Shares reinvested, pursuant to and in accordance with the terms of such dividend reinvestment plan. Any excess cash amounts following the purchase of Shares shall be held, carried over or distributed in accordance with the terms of such dividend reinvestment plan.

SECTION 4.  DEFERRAL ELECTION.

4.1. A Participant may elect on a properly completed Notice Form that all (but not less than all) of such Participant's Compensation be deferred until the termination of his or her services as a Director. The Participant's Notice Form must specify the portions of the deferred amount to be credited to the Participant's Deferred Cash Account and Deferred Shares Account (provided that allocations between the Deferred Cash Account and the Deferred Shares Account may only be made in increments of 25%).

4.2. (a) A Deferred Cash Account shall be established for each Participant who has elected such an Account to which there shall be credited the amount of Compensation that he or she elects to defer under such option. Each such credit shall be made to the Account as of the first day after the end of the calendar quarter for which such Compensation would have otherwise been payable to the Participant in cash.

      (b) Deferred Compensation credited to a Participant's Deferred Cash Account is assumed to earn interest for each calendar quarter at a rate equal to one percent (1%) plus the rate shown for U.S. Treasury Notes with an original maturity of not less than seven (7) years and with a remaining maturity closest to seven (7) years, in the "representative mid-afternoon over-the-counter quotations supplied by the Federal Reserve Bank of New York City, based on transactions of $1 million or more," as reported in The Wall Street Journal. The rate to be paid during each calendar quarter shall be fixed for such calendar quarter as of the first business day of such calendar quarter. The interest to be credited to the Deferred Cash Account shall be credited as of the end of each calendar quarter in arrears. Notwithstanding the foregoing, the Committee may at any time or from time to time change or otherwise modify the basis or the method of calculating and crediting such interest, provided that such change or modification may effect amounts credited to the Deferred Cash Account pursuant to elections prior to the effective
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      date of such change or modification only if the Committee determines in good faith at the time of such change or modification that it is reasonably likely, on a long-term basis, that such change or modification will not result in materially lower earnings.

4.3. (a) A Deferred Shares Account shall be established for each Participant who has elected such an Account to which there shall be credited, as of the first day after the end of the calendar quarter for which Compensation would have otherwise been payable to the Participant in cash, the number of full Shares that could have been purchased at the Market Price of Shares on such date with (i) the total amount of the Compensation which he or she elected to defer during the preceding calendar quarter under such option, (ii) any excess amounts carried over from a previous calendar quarter as described in the following sentence, and (iii) the amount of dividend equivalents paid with respect to such Account during such preceding calendar quarter as provided in Section 4.3(b) hereof. If such total amount is not evenly divisible by such Market Price, the excess shall be carried over and credited on the first day of the next following calendar quarter.

      (b) As of each dividend payment date with respect to Shares occurring after Shares are initially credited to a Participant's Deferred Shares Account and until distribution in full of Shares with respect to such Deferred Shares Account has been completed pursuant to Section 5 hereof, there shall be paid with respect to such Deferred Shares Account an amount equal to the dividends that would then have been payable to the Participant if the number of Shares credited to the Deferred Shares Account on the record date for such dividend payment had then been registered in his or her name. Dividend equivalents paid with respect to such Account shall be held until the first day of the following calendar quarter, at which time such amounts will be credited to the Deferred Shares Account in the manner described in Section 4.3(a) hereof.

      (c) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kinds of Shares credited to the Deferred Shares Account.

4.4. As soon as practicable after the end of each calendar year, each Participant will receive a statement of the balance in his or her Account or Accounts as of the end of each such calendar year.
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SECTION 5.  PAYMENT OF DEFERRED COMPENSATION.

5.1. Upon the termination of a Participant's services as a Director, the cash credited to his or her Deferred Cash Account and the Shares credited to his or her Deferred Shares Account shall be distributed, as the case may be, (a) in accordance with the method elected by the Participant on his or her Notice Form in conjunction with his or her initial deferral election pursuant to the Plan, as provided in Section 5.2 hereof, or (b) in accordance with the method provided by the Prior Plan, as provided in Section 2.2(g) hereof.

5.2. Subject to Section 2.2 hereof and this Section 5, a Participant may elect any of the following methods of distribution of the balance or balances in his or her Account or Accounts. The distribution shall be made or shall commence, as the case may be, on the first day of the calendar quarter that first follows the date of termination of his or her services as a Director, with respect to distributions pursuant to Section 5.2(a) below, and six months after the first day of the calendar quarter that first follows the date of termination of his or her services as a Director, with respect to distributions pursuant to Section 5.2(b) below.

      (a)  As to a Deferred Cash Account,

           (i) a lump sum payment in cash equal to the sum of (A) the balance in the Participant's Deferred Cash Account as of the last day of the calendar quarter immediately preceding the date of payment, (B) the deferred amounts credited to the Participant's Deferred Cash Account pursuant to Section 4.2 hereof since the last day of the calendar quarter immediately preceding the date of the payment, and (C) interest on the average daily balance of the Participant's Deferred Cash Account for the period beginning on the first day of the calendar quarter during which the payment occurs and ending on the day prior to the date of payment at the rate in effect for the calendar quarter pursuant to Section 4.2 hereof; or

           (ii) cash payments in quarterly installments for a period not to exceed ten (10) years, with the amount of the payment each year determined by dividing the balance in the Participant's Deferred Cash Account as of the last day of the calendar quarter immediately preceding the payment date by the total number of remaining payments (including the current payment), provided that the amount of the final installment payment shall be determined as provided in paragraph (i) above.

      (b)  As to a Deferred Shares Account,

           (i) a single distribution of (A) the number of Shares that have been credited to the Participant's Deferred
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           Shares Account as of such date, (B) the number of full Shares that could have been purchased at the Market Price of Shares as of such date with the total amount of deferred Compensation, excess carryover amounts and dividend equivalent amounts that have accumulated since the most recent date for crediting such Compensation to such Participant's Deferred Shares Account, determined in the same manner as provided in Section 4.3 hereof, and (C) cash to the extent that the amount described in clause (B) above is not evenly divisible by such Market Price; or

           (ii) distributions in annual installments, for a period not to exceed ten (10) years, of the total number of Shares distributable, with the amount of the distribution each year determined by dividing the number of Shares credited to the Participant's Deferred Shares Account as of the distribution date by the total number of remaining distributions (including the current distribution), provided that the amount of the final installment distribution will be determined as provided in paragraph (i) above.

5.3. Notwithstanding any other provisions of this Plan, if the Committee determines, after consideration of a Participant's application, that he or she has a financial need of such a substantial nature that a contemporaneous payment of Compensation deferred under this Plan is warranted, the Committee may in its sole and absolute discretion direct that all or a portion of the balance of the Participant's Deferred Cash Account be paid to the Participant. Payments from the Deferred Cash Account shall be made in cash, and the Committee shall determine the timing of such payments or distributions. A Participant who is also a member of the Committee shall in no way take part in any decision pertaining to a request for payment made by him or her under this Section 5.3.

5.4. In the event of a Participant's death before the balance in his or her Account or Accounts is fully paid or distributed out, payment or distribution of such balance shall be made to the beneficiary or beneficiaries designated by the Participant or, if the Participant has made no such designation or no beneficiary survives, to the Participant's estate. In either case, such payment or distribution shall be made as soon as practical in a lump sum in the manner provided in Section 5.2(a)(i) and Section 5.2(b)(ii) hereof, as the case may be.

5.5. Until such time as Shares are distributed to a Participant pursuant to the terms of the Plan, such Participant shall have no rights as a shareholder with respect to any Shares credited to such Participant's Deferred Shares Account.

5.6. Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue or distribute any Shares under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of Shares issued or
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distributed pursuant to the Plan, unless (a) there is in effect with respect to such Shares a registration statement under the Securities Act of 1933 and any applicable state securities laws or an exemption from such registration under the Securities Act of 1933 and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee deems necessary or advisable. The Company may condition such issuance, distribution, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.

SECTION 6.  CHANGE OF CONTROL.

6.1. In the event of a Change of Control, the method and time of payment of compensation previously deferred shall be modified as follows:

      (a) As to the Deferred Cash Account, a Participant shall be entitled to receive, as of the effective date of such Change of Control, a lump sum cash payment determined as provided in Section 5.2(a)(i) hereof, and the Committee shall have no discretion or authority to alter or delay the amount or form of payment of the Deferred Cash Account.

      (b) As to the Deferred Shares Account, a Participant shall be entitled to receive, as of the effective date of such Change of Control, a lump sum cash payment in lieu of Shares. The amount of such lump sum cash payment shall be equal to the sum of (i) the amount calculated by multiplying the number of Shares that would otherwise have been distributed to the Participant as provided in Section 5.2(b)(i) hereof by the greater of (A) the highest price per Share paid for the purchase of Shares in connection with the Change of Control, or (B) the highest Market Price per Share paid during the 30-day period immediately preceding the Change of Control, and
      (iii) the amount of cash that would have been distributed as provided in clause (C) of Section 5.2(b)(i) hereof. The Committee shall have no discretion or authority to alter or delay the amount or form of payment of the Deferred Shares Account.

6.2. In the event of a Change of Control of the Company, the Company shall pay all of the legal fees and expenses reasonably incurred by a Participant or such Participant's beneficiary (or by any legal defense trust created by the Company) to enforce his or her rights under the Plan, as in effect immediately before such Change of Control. The Company shall pay such fees and expenses promptly after bills therefor are submitted from time to time by attorneys representing the claimant. However, the Company will not be obligated to pay such fees and expenses after it proves in a court of law that the claim is not well grounded in fact and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law and
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will be entitled to full reimbursement of any amounts previously paid pursuant to this Section 6.2. In any such proceeding, the burden of proof shall be on the Company. Notwithstanding anything else contained in the Plan, the rights of Participants and their beneficiaries under this paragraph shall survive amendment of this paragraph, as well as termination of the Plan, after a Change of Control, regardless of whether such rights arise before or after the date of amendment or termination.

6.3. For purposes of this Section 6, a "Change of Control" of the Company shall mean (a) the sale, lease, exchange or other transfer of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company, or (b) a change of control of the Company of a nature that would be required to be reported pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, including, without limitation, such time as (a) any person becomes after the effective date of the Plan the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company's outstanding securities ordinarily having he right to vote at elections of directors, or (b) individuals who constitute the Board on the effective date of the Plan cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors comprising the Board on the effective date of the Plan shall be, for purposes of this clause (b), considered as though such person were a member of the Board on the effective date of the Plan.

SECTION 7.  AMENDMENT.

7.1. The Company reserves the right to amend the Plan at any time to any extent that it may deem advisable. To be effective, an amendment must be stated in a written instrument approved in advance or ratified by the Board and executed in the name of the Company by an appropriate officer. An amendment adopted in accordance with this Section 7.1 shall be binding on all interested parties as of the effective date stated in the amendment, provided that no amendment shall have any retroactive affect so as to deprive any Participant, or the beneficiary of a deceased Participant, of any benefit to which he or she is entitled under the terms of the Plan in effect immediately prior to the effective date of the amendment.

7.2. The provisions of the Plan in effect at the termination of a Participant's service as a Director shall, except as otherwise expressly provided by a subsequent amendment, continue to apply to such Participant.
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SECTION 8.  GENERAL.

8.1. The right of any Participant, beneficiary or estate to receive payment or distribution of any unpaid balance in any Account of the Participant shall be an unsecured claim against the general assets of the Company.

8.2. During a Participant's lifetime, any payment under the Plan shall be made only to him or her. No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or beneficiary entitled thereto.

8.3. Except as otherwise provided herein, the Plan shall be administered by the Committee which shall have the authority, subject to the express provisions of the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to interpret, construe and implement the provisions of the Plan.

8.4. Neither the establishment of or participation in the Plan gives any Participant the right to continue to serve as a Director of the Company or limits in any way the right of the Company to terminate the service of a Participant.

8.5. The Company retains the right to withhold from any compensation, deferral and/or benefit payment or distribution pursuant to the Plan any and all income, employment, excise and other tax as the Company deems necessary, and the Company may offset against amounts payable to a Participant under the Plan any amounts then owing to the Company by such Participant.

8.6. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan shall be governed by and construed exclusively in accordance with the laws of the State of Minnesota, regardless of any conflicts of laws provisions.